Exhibit 99

          KeySpan E&P Subsidiary Announces Positive Earnings Impact of
                        SEC Position on 2001 Ceiling Test


New York, February 26, 2002 -KeySpan Corporation (NYSE: KSE) announced today that its exploration and production subsidiary, The Houston Exploration Company (NYSE: THX), has issued a press release reporting that THX has recently received positive SEC guidance on its 2001 impairment charge. The SEC has updated it guidance so as to permit the use of hedge-adjusted net realized prices for purposes of conducting the ceiling test for the quarter ended December 31, 2001. This favorable guidance, which does not require use of unrealized hedge gains to offset the impairment charge, has resulted in higher earnings than previously reported for the fourth quarter and full year 2001.

In addition, 2002 hedging gains will now be realized in 2002, and not in 2001 as previously required. This realization of the current year hedge positions should benefit KeySpan's E&P earnings in 2002. KeySpan's E&P business has hedged approximately 60% of 2002 production at a weighted average floor price of $3.44 per MMBtu.

2001 Earnings
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KeySpan's 2001 earnings now include a non-cash after-tax impairment charge of
$26.2 million, or $0.19 per share, as compared to the previously recorded non-cash after-tax impairment charge of $31.4 million, or $0.23 per share. This results in adjusted 2001 consolidated earnings, including all special charges and discontinued operations, of $218.4 million, or $1.58 per share, as compared to the previously reported $213.1 million, or $1.54 per share in 2001. Adjusted consolidated earnings for the fourth quarter of 2001, including all special charges and discontinued operations, were $39.7 million, or $0.29 per share, as compared to the previously reported $34.4 million, or $0.25 per share.

Pursuant to Securities and Exchange Commission rules for exploration and production companies which use the "full cost" accounting method, such as THX and KeySpan Exploration and Production LLC, a wholly owned subsidiary engaged in a joint venture with THX, a quarterly "ceiling test" calculation is required using commodity prices as of the end of the reporting period. As a result, depending on then prevailing commodity prices, KeySpan's exploration and production operations may be required to recognize a non-cash impairment charge at the end of any given future reporting period.

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE: KSE) is the largest distributor of natural gas in the Northeast, with 2.5 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its 1.1 million customers. With headquarters in Brooklyn, Boston and Long Island, KeySpan also manages a dynamic portfolio of service companies. They include:
KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, a group of energy product, repair and services companies for residential and small commercial business customers; and KeySpan Business Solutions, a full-service group of energy product, repair and services companies for larger business customers. KeySpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution and storage, Canadian gas processing and fiber-optic cable. For more information, visit KeySpan's web site at: http://www.keyspanenergy.com.

Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and cost of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the Company to successfully reduce its cost structure; the ability of the Company to successfully integrate acquired operations; the degree to which the Company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the Company with the Securities and Exchange Commission.